                                                                EXHIBIT 11
                                                               (Unaudited)



                  U.S. HOME CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF INCOME PER COMMON SHARE
               (Dollars in Thousands, Except Per Share Data)





                                        Three Months Ended          Nine Months Ended
                                           September 30,             September 30,
                                     -------------------------   -------------------------
                                          1995         1994         1995           1994
                                    ------------   -----------   -----------   -----------
Income Per Common And Common
         Equivalent Share -

         Net income ..............   $     9,839   $     9,230   $    25,793   $    23,463
                                     ===========   ===========   ===========   ===========

Weighted average common
         shares outstanding ......    11,565,499    11,373,744    11,580,411    11,364,108

Effect of assumed exercise
         of dilutive stock options
         and warrants ............       342,886          --          27,573        66,873
                                     -----------   -----------   -----------   -----------

Total common and common
         equivalent shares .......    11,908,385    11,373,744    11,607,984    11,430,981
                                     ===========   ===========   ===========   ===========

Income per common and common
         equivalent share ........   $       .83   $       .81   $      2.22   $      2.05
                                     ===========   ===========   ===========   ===========

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

                                        Three Months Ended          Nine Months Ended
                                           September 30,             September 30,
                                     -------------------------   -------------------------
                                          1995         1994         1995           1994
                                    ------------   -----------   -----------   -----------
Income Per Common Share,
         Assuming Full Dilution -

Net income ......................    $     9,839   $     9,230   $    25,793   $    23,463

Add interest applicable to
         4.875% convertible
         subordinated debentures,
         net of income tax effect            480           266         1,441           798
                                     -----------   -----------   -----------   -----------

Income per common share,
         assuming full dilution .    $    10,319   $     9,496   $    27,234   $    24,261
                                     ===========   ===========   ===========   ===========

Total common and common
         equivalent shares ......     11,908,385    11,373,744    11,607,984    11,430,981

Assumed  additional  common
  shares from  exercise of
  dilutive stock options and
  warrants  resulting  from
  use of market price of
  common stock at end of period .         88,470          --         405,867          --

Assumed conversion of 4.875%
  convertible subordinated
  debentures at $35.50 per
  share at date of issuance .....      2,253,521     2,253,521     2,253,521     2,253,521
                                     -----------   -----------   -----------   -----------

Total common shares,
  assuming full dilution ........     14,250,376    13,627,265    14,267,372    13,684,502
                                     ===========   ===========   ===========   ===========

Income per common share,
         assuming full dilution .    $       .72   $       .70   $      1.91   $      1.77
                                     ===========   ===========   ===========   ===========


Note:  See Note 6 of Notes to Consolidated Condensed Financial Statements.